Exhibit 10.2

AGREEMENT FOR PROFESSIONAL SERVICES

Hannon Armstrong Capital, LLC

and

AWCC Capital, LLC

This Agreement for Professional Services (together with the Exhibits hereto, the “Agreement”) is made as of May 28, 2014 (the “Effective Date”) by and between Hannon Armstrong Capital, LLC (“Company”), a Maryland limited liability company headquartered at 1906 Towne Centre Blvd., Suite 370, Annapolis, MD 21401 and AWCC Capital, LLC (“Contractor”), a Delaware limited liability company headquartered at 166 Main Street, Old Saybrook, Connecticut.

RECITALS

WHEREAS, American Wind Capital Company, LLC (“AWCC”) partially owned and managed certain tangible assets and real property underlying wind and solar projects in the United States (the “Portfolio”);

WHEREAS, Company is purchasing the Portfolio, from its existing owners, including AWCC under a Unit Purchase Agreement dated May 28, 2014 (the “UPA”);

WHEREAS, Contractor, which is owned and managed by certain members of the former management team of AWCC, has expertise in the administration of wind and solar energy projects and have particular knowledge of the Portfolio; and

WHEREAS, Company desires to engage Contractor, and Contractor desires to accept such engagement, to administer the Portfolio and to identify opportunities to add to the Portfolio, in each case in accordance with terms and conditions set forth herein.

NOW THEREFORE, and in consideration of the mutual covenants and agreements contained herein, the parties do agree as follows:

1.

SERVICES TO BE RENDERED

A. Contractor shall undertake and perform for Company during the (i) Transition Term the services described in Exhibit B-1, (ii) Servicing and Asset Management Term, the services described in Exhibit B-2, and (iii) during the Origination Term the services described in Exhibit B-3 (collectively, the “Scope of Services” or “Services”).

B. Company shall undertake the following actions for the benefit of Contractor:

[Signature Page to Agreement for Professional Services]

1. Leases: On the Effective Date, Company shall assign, and Contractor shall accept assignment of, that certain lease agreement between Say Main LLC and AWCC, dated as of March 4, 2011 as amended by that certain first amendment, dated as of April 1, 2012, and that certain second amendment, dated as of March 1, 2014 (collectively, the “Current Lease”). Contractor shall accept assignment of that certain commercial office lease between bpl Properties of Connecticut, LLC and AWCC, dated as of May 7, 2014 (the “New Lease”, and together with the Current Lease, the “Leases”). Contractor will use reasonable commercial efforts to have the New Lease assigned to Contractor and shall not renew the Current Lease. Contractor hereby agrees to indemnify, defend and hold harmless the Company, its officers, directors, employees and representatives, against any claim, liability, damage, cost or expense, including court costs and reasonable attorneys’ fees, made or incurred after the Effective Date by the landlord or any other third party, in connection with or relating to, the Leases unless caused by Company prior to the Effective Date.

2. Personal Property: On the Effective Date, Company shall sell, and Contractor shall buy, all the personal property and equipment of Company located in Company’s 166 Main Street office, including office furnishings, IT hardware and software, and one 2007 Ford SUV and as shown on Exhibit C for an amount equal to $2500. Such amount shall be paid by Contractor to Company on the Effective Date. Contractor shall be responsible for and shall bear the cost of any fees or taxes due or arising as a result of, or in connection with, the transfer of such personal property. The parties further agree to execute any further documents or instruments necessary or desirable to effect the transfer of such personal property, including, but not limited to, vehicle registrations. The parties shall cooperate in good faith to effect the transfer of such personal property.

3. Life Insurance. On the Effective Date, Company shall sell, and Contractor shall cause Mr. Hinckley to purchase, the life insurance policy insuring Mr. Hinckley, a principal of Contractor, for $13,617.

4. IT Software Licenses. As of the Effective Date, Contractor shall be responsible for, and shall bear the cost of, all third party IT software licenses required to perform the Services, including the renewal of any IT software licenses currently in use at the 166 Main Street if needed. Such IT software licenses are set forth on Exhibit D. If Contractor holds any intellectual property that may be useful to the Company in connection with the Portfolio or in performing its duties hereunder, Contractor shall make such intellectual property available to Company, provided that Company shall advance or reimburse the cost of obtaining such additional IT software licenses provided to Company by Contractor. Should Contractor recommend that additional IT software be obtained for use in providing the Services and should such additional IT software require one or more license payments to a third party, Company, in its reasonable discretion, shall approve or reject such IT software license(s) and fee(s), provided that if Company approves such IT software license(s) and fee(s), Company shall advance or reimburse the cost of the fee(s) to Contractor for the purchase of the IT software license(s).

5. Data and Records. During the Term, Company shall provide Contractor, or permit Contractor to retain, copies of all data and records previously used by AWCC and its affiliates in the conduct of their business (the “Company Property”), and Company hereby grants Contractor a license to use all Company Property in the performance of the Services for the Term of this Agreement on a royalty free basis. Such license shall automatically expire immediately upon the expiration or earlier termination of this Agreement or

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the Term; provided, that, with Company’s prior written consent, Contractor may retain a copy of Company Property for compliance with applicable laws or for audit purposes. Contractor agrees to maintain a copy of all records not in possession of the Company for compliance with Section 6.4 of the UPA.

6. Names, Logo and Marketing Material. Contractor will operate its business as AWCC Capital and shall have a license to use the logo, marketing material and website (“Marketing Material”) in use by Company as of the Effective Date so long as such Marketing Material shall reflect the name of AWCC Capital and not the name of the Company. Such license shall automatically expire immediately upon the expiration or earlier termination of this Agreement or the Term. Contractor shall also be permitted to use the name of the Company to indicate that AWCC Capital is continuing to originate the transactions previously originated by the Company, provided that if Company shall reasonably object to any such use, Contractor will discontinue such use with 30 days following notice thereof from the Company unless otherwise agreed to by the Company.

7. Authorizations. In no event shall Contractor nor any of its affiliates, subcontractors, vendors or suppliers, or any employees of any of the foregoing have any authority to act for, bind or obligate Company.

8. Standard Terms and Conditions. The Standard Terms and Conditions set forth in Exhibit A are incorporated herein and form a part of this Agreement.

2.

EXCLUSIVITY

A. During the Term, Contractor shall work exclusively with Company on the (i) the acquisition and sale of royalty, lease or fee ownership of land used in solar and wind power projects in the United States (the “Business”) and (ii) the administration and servicing of the Business. Company shall only use Contractor to conduct the Business. For the avoidance of any doubt, Company shall have no obligation to use Contractor for any other portion of Company’s business of providing debt and equity investments for sustainable infrastructure projects. Contractor and Company shall work together under the terms of this Agreement on any such Business opportunity that becomes available to either party (each, an “Opportunity”).

B. During the Term, neither party nor its affiliates shall, directly or indirectly, (1) solicit or attempt to hire any individual who is then an employee of such other party or its affiliate or (2) encourage any such individual to terminate his employment with the other party.

C. Notwithstanding anything to the contrary in this Agreement, Contractor shall not jointly or individually engage or invest in, and devote its time to, any business venture or activity other than the Business, without the prior consent of the Company. Contractor confirms to Company that Charles C. Hinckley is its Chief Executive Officer and Contractor acknowledges that Company considers the involvement of Charles C. Hinckley in Contractor to be a key consideration in its entering into the Agreement. If either (i) Charles C. Hinckley ceases to be employed by Contractor or (ii) Charles C. Hinckley fails to devote to the Services at least a majority of his business time, provided that Company acknowledges that Charles C.

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Hinckley has other obligations that he will continue to fulfill, Company may, at its election, either (x) agree upon a key man replacement with Contractor pursuant to this Section 2.C, or (y) terminate this Agreement pursuant to Section 8(a) of Exhibit A. After the initial three (3) year Term, during any extensions thereof, if Charles C. Hinckley can reasonably demonstrate either that (i) another person is active in the Business and able to carry out the Contractor’s obligations under this Agreement or (ii) it is no longer required that Charles C. Hinckley devote a majority of his business time to the Company in order for the Contractor to satisfy its obligations under this Agreement, then Charles C. Hinckley will not be restricted by the terms of this Section 2.C, to the extent that his actions are not necessary to the carrying out of the Contractor’s obligations under this Agreement.

D. Notwithstanding anything to the contrary in this Agreement, if Contractor presents a preliminary Opportunity to Company, Company shall have two (2) weeks after receipt of such information to notify Contractor whether it wishes to pursue such preliminary Opportunity. If (i) Company rejects such preliminary Opportunity or fails to respond within such two (2) week period, and (ii) such Opportunity is materially substantially similar to any of the Material Tenant Projects (as defined in the UPA) listed in the UPA, including the use of a similar structure and a similar credit quality of the tenant or other royalty provider, then Contractor may pursue such Opportunity alone or with third parties without any further obligation to Company. If Company approves a preliminary Opportunity and such preliminary Opportunity becomes mature and prepared for a term sheet and closing, Company shall have up to four (4) weeks after receipt of all information requested by Company on the Opportunity to notify Contractor whether it wishes to pursue such Opportunity. If Company rejects such Opportunity or fails to respond within such four (4) week period, then Contractor may pursue such Opportunity alone or with third parties without any further obligation to Company. If Company approves the Opportunity but fails to pursue such Opportunity in good faith and/or to fund such Opportunity, then Contractor may provide written notice to Company of such failure, and if such failure continues for a period of two (2) weeks after provision of such written notice by Contractor and Company has not provided written objection to Contractor’s notice, Contractor may pursue such Opportunity alone or with third parties without any further obligation to Company. In the event Company does provide written objection to Contractor’s notice, the parties will resolve the dispute in accordance with the provisions of Section 13 of Exhibit A.

3.

PAYMENT FOR SERVICES

A. Payment for Services rendered under this Agreement (and reimbursement of Contractor) shall be made in U.S. dollars in such amounts as are designated in Exhibit E attached hereto.

4.

DEFINITION OF TERMS

A. “Business” shall have the meaning given to it in Section 2.A.

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B. “Confidential Information” shall mean (i) the trade secrets, software source code, unpublished patent applications and proprietary or confidential documentation, manuals, memoranda, and records of Company and its affiliates and (ii) all other information of a proprietary or confidential nature relating to Company or its affiliates, or the business or assets of Company or its affiliates, other than information which is or becomes publicly available (other than as a result of the breach by Contractor of this Agreement) or is or becomes available to Contractor on a non-confidential basis from a source other than Company, (iii) pricing offered by the Company to Contractor on Exhibit E.

C. “Direct Expenses” shall mean reasonable, documented, third party costs directly relating to one or more Opportunities (including legal, surveys, environmental, title work, independent engineers and agent fees (such agent fees not to exceed 2% of the cost of an Opportunity and shall be reimbursable only upon closing of a transaction)), but shall not include any portion of fixed costs or allocation of overhead applicable to Contractor.

D. “Origination Term” shall mean the period commencing on the Effective Date and extending for three (3) years, unless extended for two additional one-year periods by Company, or sooner terminated as provided herein.

E. “Servicing and Asset Management Term” shall mean the period commencing on the Effective Date and extending for three (3) years, unless extended for two additional one-year periods by Company, or sooner terminated as provided herein.

F. “Transition Term” shall mean the period commencing on the Effective Date and extending for six (6) months, unless sooner terminated as provided herein.

5.

EXHIBITS

Exhibits A, B-1, B-2, B-3, C, D and E attached hereto are incorporated by reference into this Agreement as if fully set forth herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of the date first written above.

For: AWCC Capital, LLC

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Managing Director
Address: 166 Main Street Old Saybrook, CT 06475

Facsimile: 860-767-1193

Email Address: chinkcly@americanwindcapital.com

For:	Hannon Armstrong Capital, LLC

By:	/s/ Jeffrey W. Eckel
Name: Jeffrey W. Eckel
Title: President and Chief Executive Officer

Address: 1906 Towne Centre Blvd., Suite 370
Annapolis, MD 21401
Facsimile: (410) 571-6199
Email Address: jeckel@hannonarmstrong.com

[Signature Page to Agreement for Professional Services]

EXHIBIT A

STANDARD TERMS AND CONDITIONS

PROFESSIONAL SERVICES

1. Payment. Unless otherwise specified, Contractor’s invoices shall be in the format and level of detail requested by Company and rendered monthly by the tenth (10th) day after the last day of the month for which payments are due. Payment shall be due thirty (30) days after the date the invoice is received by Company. Interest of 6% per annum shall be due on all late payments until paid in full.

2. Independent Contractor. Contractor is an independent contractor. None of Contractor, its affiliates, employees, subcontractors, vendors or suppliers, or any employees of any of the foregoing persons is or shall be deemed to be an agent, employee, servant or partner of, or engaged in a joint venture with, Company. Contractor has sole authority and responsibility to employ, discharge or otherwise control its employees. Neither Contractor, nor any of its employees (including officers and members), subcontractors or agents is entitled to receive the benefits which employees of Company are entitled to receive and shall not be entitled to workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, social security or any other benefit from Company on account of the performance of the Services under this Agreement. Contractors shall maintain its own office and pay for all of its office and overhead expenses.

3. Compliance With Laws. In the performance of the Services, Contractor shall comply with all applicable federal, state and local laws, rules and regulations in all material respects. Contractor shall indemnify, defend and hold harmless Company from any liabilities, losses, costs or damages, including, but not limited to, reasonable attorneys’ fees and expenses, which Company may incur as a result of a breach of this clause by Contractor.

4. Title to Materials.

(a) All rights, title and interest in all data, analyses, drafts, reports, drawings, prints, records, notebooks, manuals, computer printouts, specifications, physical property or other subject matter prepared specifically for Company and provided by Contractor pursuant to this Agreement shall vest solely in Company; provided, however, that Contractor shall be entitled to retain one copy thereof for its internal use, subject to the confidentiality provisions hereof and shall be able to use such materials in provision of Services under this Agreement. Contractor shall retain its rights in all standard drawing details, designs, specifications, databases, computer software and any other data or information of a general nature that is not specifically related to the Services or specifically prepared or developed for Company hereunder, but shall not charge Company for the use thereof by Contractor in the provision of Services under this Agreement.

(b) Unless otherwise disclosed and agreed to by Company in writing, all materials provided by Contractor to Company hereunder, shall be free of any claim of copyright or patent by any person, and Company, its assigns, and successors and nominees shall have the right to the use of all such materials.

(c) Contractor hereby grants and assigns to Company, its affiliates, successors and assigns, for their sole use and benefit any and all inventions, improvements, technical information and suggestions relating to the business of Company or any affiliate of Company (collectively, the “Inventions”) which Contractor (or its employees) may develop or acquire during the term of this Agreement (whether or not during usual business hours) in the performance of the Services and provide Company, together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon the Inventions. Company hereby grants Contractor a royalty-free, perpetual, non-exclusive license to use any such Inventions during the term of this Agreement for purposes of performance of the Services and for its internal business purposes, subject to the confidentiality provisions hereof.

5. Disclosure of Information. From and after the Effective Date, Contractor shall not use or disclose to any person, firm, company or other business entity, any Confidential Information for any reason or purpose whatsoever, except (a) as required in connection with the performance of the Services, (b) as required to in connection with any action or proceeding relating to this Agreement or the enforcement of rights hereunder, or (c) as required by law or judicial process.

6. Term. This Agreement shall be effective as of the Effective Date and shall expire (a) with respect to the Transition Services (as described in Exhibit B-1 of the Agreement) on the date that is six (6) months following the Effective Date; (b) with respect to the Servicing Services (as described in Exhibit B-2 of the Agreement) on the third (3rd) anniversary of the Effective Date; and (c) with respect to the Origination Services (as described in Exhibit B-3 of the Agreement) on the third (3rd) anniversary of the Effective Date, in each case unless terminated earlier or extended as provided herein (as relevant to the respective Services, the “Term”). Company may extend the Terms of the Servicing Services and/or the Origination Services for two (2) additional one year terms by providing notice to Contractor no later than thirty (30) days prior to the then-current expiry date of the Term for the provision of such Services.

7. Time for Performance.

(a) Contractor shall commence performance of the Services on the Effective Date and proceed diligently and continuously to completion. Contractor agrees to perform the Services during the Term, unless an event or circumstance or combination of events or circumstances beyond the reasonable control of Contractor which, or the effects of which, on or after the date of the Letter of Authorization, materially and adversely affect the performance by Contractor of its obligations under or pursuant to this Agreement (“Force Majeure”); provided, however, that any such event or circumstance, or combination of events or circumstances, shall not constitute a Force Majeure hereunder to the extent that it could have been prevented by or through the exercise of such diligence and care as would be exercised by a reasonably prudent person under similar circumstances.

(b) If, by reason of Force Majeure, Contractor is wholly or partially unable to carry out its obligations under this Agreement, Contractor shall give Company notice of such Force Majeure as soon as practicable (but, in any event, within seven (7) days after Contractor becomes aware of any Force Majeure or should with due diligence have become aware of the commencement of such Force Majeure), describing the Force Majeure in reasonable detail and, to the extent that it can be reasonably determined at the time of the notice, providing an evaluation of the obligations affected or actual effect and a preliminary estimate of the period of time that Contractor will be unable to perform the obligations. Upon the occurrence of a Force Majeure, Contractor shall be entitled to a day-for-day extension of time to perform its obligations and to payment for additional costs resulting from the Force Majeure; provided, however, that (i) the prevention or delay of performance shall be of no greater scope and of no longer duration than is necessarily caused by the Force Majeure and required by any remedial measures, and (ii) Contractor shall use reasonable efforts to mitigate the effects of Force Majeure, including minimizing schedule delays in the performance of the Services and minimizing the parties’ cost of compliance with the terms and conditions set forth in this Agreement.

8. Termination.

(a) This Agreement may be terminated upon notice from Company to Contractor in the event (i) a material breach of this Agreement by Contractor occurs hereunder, (ii) Contractor abandons or fails to diligently pursue the provision of Services hereunder, or (iii) Contractor engages in self-dealing or otherwise fails to act in good faith towards Company; provided, however, that Contractor shall have ten (10) days after receipt of such notice to cure such breach, abandonment, failure, or engagement (a “Termination For Cause”). In the event of a Termination for Cause, Company shall pay Contractor any amounts that have accrued under this Agreement prior to the effective date of termination, less any offsets by Company for any losses and damages caused by Contractor for any material breach of this Agreement by Contractor or suffered by Company arising from the event giving rise to the Termination For Cause. Except as provided in the immediately preceding two sentences, upon any Termination For Cause, Company shall have no further obligations to Contractor.

(b) Except in the case of a Termination for Cause, this Agreement may be terminated by Company for any reason or no reason upon giving thirty (30) days prior written notice to that effect to Contractor (a “Termination Other Than For Cause”). If this Agreement is terminated pursuant to this subsection (b) as a Termination Other Than For Cause, Company shall pay Contractor (i) any amounts that have accrued under this Agreement prior to the effective date of termination, (ii) reasonable, documented, out of pocket demobilization costs which are provided in writing to Company within thirty (30) days after such termination; and (iii) any Post Termination Transaction Fees (as defined in Exhibit E). Company shall pay any undisputed amounts specified in subclauses (i), (ii) and (iii) within thirty (30) days after receipt of an invoice therefor from Contractor , provided, however, that with respect to item (iii) above, such fees shall only be payable upon closing of the relevant transaction by Company.

(c) Upon termination of this Agreement pursuant to subsection (a), (b) or (d) of this Section 8, Contractor shall: (i) proceed in an orderly manner but with all reasonable speed, diligence and economy to take such steps as are necessary to bring to an end the Services under this Agreement; (ii) in the event that Company has appointed another firm or individual to complete the Services after such termination, reasonably cooperate with such firm or individual for the orderly transfer of the Services; and (iii) within fourteen (14) days after the date on which the termination takes effect, deliver to Company all documents, memoranda, notes, plans, records, reports, software and other work relating to the Confidential Information or Business used or prepared by Contractor as required by this Agreement.

(d) This Agreement may be terminated by Contractor upon the occurrence of any material breach of this Agreement by Company by giving thirty (30) days prior written notice to that effect to Company. If this Agreement is terminated pursuant to this clause, Company shall pay Contractor within (i) any amounts that have accrued under this Agreement prior to the effective date of termination, (ii) reasonable, documented, out of pocket demobilization costs which are provided in writing to Company within thirty (30) days after such termination; and (iii) any Post Termination Transaction Fees (as defined in Exhibit E). Company shall pay any undisputed amounts specified in subclauses (i), (ii) and (iii) within thirty (30) days after receipt of an invoice therefor from Contractor, provided, however, that with respect to item (iii) above, such fees shall only be payable upon closing of the relevant transaction by Company.

9. Responsibility for Services. Contractor shall perform the Services:

(a) in a diligent, prudent and commercial manner and in accordance with the terms and conditions of this Agreement and all applicable laws;

(b) in such manner and at such times so that no negligent or intentional act, omission or default by Contractor in relation to the Services shall constitute, cause or contribute to any breach by Company of those of its obligations of which Contractor is aware or should be aware, unless pursuant to a written instruction from Company to Contractor; and

(c) Contractor shall maintain worker’s compensation, general liability and employee liability insurance which shall provide for coverage levels equal to or greater than that held by AWCC prior to its acquisition by the Company, unless such insurance or coverage levels are unavailable on commercially reasonable terms.

Company shall notify Contractor of any Services that do not meet the foregoing standards within five (5) business days after having actual knowledge of such defective Services. If and to the extent Contractor receives such a notice, Contractor shall, at no additional cost to Company, promptly re-perform the Services not meeting the foregoing standards. In addition, Contractor shall be responsible for any and all damages sustained by Company as a result of Contractor’s Services not meeting the foregoing standards.

10. Subcontracts. Contractor may subcontract any or all of its obligations hereunder, including the performance of the Services; provided, however, that (a) no such subcontract by Contractor shall in any respect affect the terms of this Agreement, and (b) the engagement of any proposed subcontractor is subject to Company’s prior written approval, not to be unreasonably withheld or delayed, if the annual amount payable to such Subcontractor (or any affiliate of such subcontractor) under the relevant subcontract or subcontracts exceeds $25,000, provided that the subcontractors listed on Schedule 1 hereto shall be deemed approved and shall not require additional approval by the Company. Contractor shall remain solely liable for any acts or omissions by any subcontractor in the performance of any Services delegated to such subcontractor. In no case shall Company be deemed to have contractual privity with any subcontractor solely as a result of the engagement by Contractor of such subcontractor for the provision of Services.

11. Taxes. Contractor shall be responsible for all present and future United States federal, state, local or other lawful taxes, duties, levies, withholdings or other impositions by tax authorities applicable to Contractor’s gross receipts derived from or in connection with the performance of the Services by Contractor, other than sales and use taxes. Contractor shall make such tax payments as may be required by applicable law and shall indemnify and hold Company harmless from any liability Company may incur as a consequence of Contractor’s failure to make such tax payments. Each party shall pay such sales and use taxes, if any, as are assessed against it or its subcontractors; provided, however, that Contractor shall not be considered a subcontractor of Company for this purpose.

12. Indemnity.

(a) Contractor shall be liable for, and shall defend, protect, indemnify and hold harmless Company, its owners, affiliates, successors and assigns and the directors, officers, shareholders, employees and agents thereof and of Company from and against, any and all claims, causes of action, costs, damages, demands, losses and expenses whatsoever resulting from the negligence, willful misconduct or breach of this Agreement on the part of Contractor, its employees, subcontractors or agents in the performance of this Agreement, excluding any contributory negligence of Company.

(b) Company shall be liable for, and shall defend, protect, indemnify and hold harmless Contractor, its owners, affiliates, successors and assigns and the directors, officers, shareholders, employees and agents thereof and of Contractor from and against, any and all claims, causes of action, costs, damages, demands, losses and expenses whatsoever resulting from the gross negligence, willful misconduct or breach on the part of Company, its employees, subcontractors or agents in the performance of this Agreement, excluding any contributory negligence of Contractor.

13. Disputes.

(a) In the event of a dispute or disagreement between Company and Contractor concerning the construction or interpretation of any provision of this Agreement or the performance of any of the terms of this Agreement, including, without limitation, disputes regarded as such by only one of the parties (each, a “Dispute”), the parties hereto shall negotiate in good faith to resolve such Dispute for a period of thirty (30) days after receipt by one party from the other of a notice of the Dispute.

(b) If the Dispute is not resolved within the thirty (30) day period referenced in clause (a) above, either party may initiate an action or proceeding in the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any such court (the “Applicable Courts”). Each of the parties irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Applicable Courts in any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party set forth below its signature above. Nothing in this clause (b), however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

14. Limitation of Liability.

(a) Except in the case of fraud, gross negligence, or willful misconduct, Contractor’s total cumulative aggregate liability to Company under or in connection with this Agreement shall not exceed its aggregate compensation hereunder for the twelve (12) months prior to the date of such indemnification claim.

(b) Notwithstanding any other provision of this Agreement, neither party shall be liable under this Agreement, whether based in contract, in tort (including negligence and strict liability) or otherwise, for any indirect, incidental, special or consequential damages, and each party hereby releases the other party and its contractors, subcontractors and agents from any such liability.

15. Miscellaneous.

(a) Company and Contractor each represent and warrant that (i) this Agreement has been duly authorized, executed and delivered and constitutes a binding agreement enforceable against it, subject to the application of bankruptcy and other laws affecting creditors’ rights and to the application of equitable principles; and (ii) such person is not party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this Agreement.

(b) This Agreement supersedes all prior written and oral agreements that may have been entered into between Company and Contractor regarding the subject matter hereof and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. No amendment to this Agreement shall be enforceable unless in writing and signed by the parties hereto.

(c) Subject to Clause 10, neither this Agreement nor the rights and obligations hereunder shall be assignable by any party hereto.

(d) This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without giving effect to the application of principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).

(e) Notices shall be effective hereunder only if in writing addressed to the party designated in this Agreement, and only if (i) delivered personally to the party, (ii) sent to the facsimile number of the party set forth below its signature, (iii) sent by electronic transmission to the email address of the party set forth below its signature, or (iv) sent by first class or overnight mail (postage prepaid) to the address set forth below its signature.

(f) If any provision of this Agreement shall be unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall continue in force and effect so that full effect is given to the intent of the parties hereto.

(g) The provisions of Clauses 1, 2, 4, 5, 8, 11, 12, 13, 14 and 15 of this Exhibit shall survive the termination or expiration of this Agreement.

(h) Nothing in this Agreement shall be construed to give any rights or benefits to anyone other than Company or Contractor.

(i) No waiver by either party of any default under this Agreement shall apply to or be deemed a waiver of any prior or subsequent default hereunder.

(j) The headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

(k) The parties hereto may execute this Agreement in counterparts which shall, in the aggregate and when signed by all the parties hereto, constitute one and the same instrument.

(l) The parties to this Agreement shall act reasonably and in good faith in connection with the performance of their obligations under this Agreement.

EXHIBIT B-1 SCOPE OF TRANSITION SERVICES

1. Transition Services: Contractor shall

(a)	With regard to any employees and contractors of AWCC (“AWCC Employees”) that Contractor chooses to re-engage, re-engage such AWCC Employees pursuant to new agreements with Contractor with no direct liabilities to Company, including, at a minimum those Contractor Employees listed on Schedule 1. Contractor shall maintain, during the Term, such employees and/or contractors as are sufficient to perform the Services;

(b)	help manage the integration of all accounting, treasury, software, IT, and related processes that are related to the AWCC assets that require such integration; and

(c)	assume all AWCC office costs including rent, communications, utilities, and software licenses, including SalesForce.com and Intact, but excluding Direct Expenses.

EXHIBIT B-2 SCOPE OF SERVICING SERVICES

2. Servicing Services: Contractor shall

(a)	manage and service the Portfolio;

(b)	manage and service the Northstar and Lost Hills projects;

(c)	manage and service any new assets as additional assets are purchased by Company ((a), (b), (c) collectively the “Serviced Assets”);

(d)	as requested by Company, process all payables and receivables, and submit such payables and receivables to Company for receipt or payment;

(e)	promptly deposit in an AWCC account all revenues, including, but not limited to, lease payments, rental payments, royalties, insurance and condemnation proceeds, tax rebates, environmental incentives, regulatory subsidies, deferred payments, and penalty payments arising from or related to the Portfolio or Business at any time prior to or following the acquisition of the Company;

(f)	provide Company with a Quarterly Portfolio Performance Report;

(g)	provide Company with unaudited monthly financial statements, quarterly GAAP compliant financial statements, monthly aging reports, and other reports requested by Company with respect to the Serviced Assets;

(h)	coordinate with Company regarding new asset acquisition treasury needs;

(i)	administer all royalty and lease agreements, and provide notice to Company of any (1) counterparty default, (2) counterparty “Event of Default,” (3) pending or threatened litigation directly affecting the Portfolio, the counterparties, the Serviced Assets, Company or any Company assets;

(j)	subject to Section 1(B)(4), maintain the software and hardware equipment to perform the Services; and

(k)	maintain the AWCC website and continue to utilize the AWCC email account system while transitioning to AWCC Capital email addresses.

EXHIBIT B-3 SCOPE OF ORIGINATION SERVICES

3. Origination Services: Contractor shall

(a)	conduct marketing activities in the wind power segment, including include marketing, sales efforts, and progressing each transaction to a term sheet;

(b)	conduct marketing activities in the solar power segment, including marketing, sales efforts, and progressing each transaction to a term sheet;

(c)	prepare on a monthly basis, a list of all Opportunities which shall, at a minimum list the name of the project, the key parties involved, the estimated dollar amount of the Opportunity, an analysis of such Opportunity as to whether it is materially substantially similar to any of the Material Tenant Projects (as defined in the UPA) listed in the UPA, including the use of a similar structure and a similar credit quality of the tenant or other royalty provider, the estimated closing date and the current status in a format and with such other information as the parties shall agree (the “Lead List”)

(d)	manage the transaction approval process;

(e)	manage the preparation of transaction documents, including, but not limited to, the preparation of estoppels, title insurance, environmental reports in form and substance satisfactory to the Company;

(f)	manage external agents, and payment of external agent’s draw, expenses, and commissions (subject to Section 3 of Exhibit E);

(g)	manage the SalesForce.com data base software and payment of costs related thereto;

(h)	prepare underwriting document package and analysis; and

(i)	manage third party consultants required to conduct due diligence in accordance with past practices.